Exhibit 99.1

FOR IMMEDIATE RELEASE

TIME INC. ANNOUNCES EXECUTIVE LEADERSHIP CHANGES

EVP and CFO Jeff Bairstow to Depart After Transition;

SVP, Controller Sue D’Emic Will Succeed Bairstow

Moreno, Giangrande and Blair to Take on Additional Responsibilities

NEW YORK, NY (October 18, 2016)—Today, Time Inc. (NYSE: TIME) CEO Rich Battista announced a series of leadership and organizational changes.

Jeff Bairstow, EVP and CFO, will depart the company after a transition. He will remain as EVP and CFO until November 7, 2016. Thereafter, he will stay on in an advisory capacity until March 1, 2017, to ensure a smooth transition of his responsibilities. Sue D’Emic, SVP, Controller, will succeed Bairstow as EVP and CFO, reporting to Battista. In addition, Marcus Rich, Chief Executive Officer, Time Inc. UK, who previously reported to Bairstow, will now report to Battista.

Battista said: “Jeff has led many of our key initiatives, beginning with our separation from Time Warner and securing financing from the investment community, to the monetization of real estate assets, driving key acquisitions and divestitures, growing our India operation to an industry-leading center of excellence and working closely with Marcus Rich to drive the successful turnaround of Time Inc. UK. Further, Jeff has built a world-class finance organization, and we are fortunate that he has developed a ready and worthy successor in Sue.”

Battista also noted: “Sue brings more than two decades of public company finance and operations expertise and a deep understanding of our industry and company. I am confident that she will be a strong financial and strategic partner as we continue to aggressively execute on our transformation.”

Battista also announced today that Erik Moreno, currently EVP, Business Development, is becoming EVP and President, Corporate Development, New Ventures & Investments and will continue to report to Battista. In this new role Moreno will oversee Time Inc. International as well as M&A and Strategic Planning. Steve Marcopoto, President, Time Inc. International, and Brian Lew, SVP, M&A and Strategic Planning, will now report to Moreno.

Battista added: “Erik has played an instrumental role in setting and executing our transformation strategy, having led the acquisitions of Viant and Bizrate. I look forward to working even more closely with Erik and leveraging his deep knowledge of our industry and external contacts in this expanded role.”

Greg Giangrande, EVP and Chief Human Resources Officer, will take on the additional role of Chief Communications Officer, overseeing Corporate Communications and Media Relations, Employee Communications and Corporate Social Responsibility. Giangrande will continue to report to Battista. Jill Davison, VP, Corporate Communications, and Abby McInerney, Director, Corporate Brand, will now report to Giangrande.

Battista said: “Greg has been a driving force of change at Time Inc. having provided invaluable guidance and insights for our organization’s transformation. His strong relationships inside and outside of the company, extensive experience and success as a communications and media professional and as a global human resources executive make him uniquely qualified to take on the additional responsibility for leading our internal and external communications and culture strategy.”

Jaison Blair, currently SVP, Investor Relations and Corporate Communications, is becoming SVP, Investor Relations, Finance & Corporate Development, reporting to D’Emic. He is also adding responsibility for Time Inc. India. He will join the board of Time Inc. India, and Soum Rathod, VP, Globalization, will now report to Blair.

Battista said: “Jaison has played a key role in positioning Time Inc. as a standalone, public company and in helping to define our transformation strategy. His 20-plus years on Wall Street and in leading business transformation make him well qualified to partner with our Bangalore-based operation to drive its continuing expansion.”

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ABOUT TIME INC.

Time Inc. (NYSE: TIME) is one of the world’s leading media companies, with a monthly global print audience of over 120 million and worldwide digital properties that attract more than 150 million visitors each month, including over 60 websites. Our influential brands include People, Sports Illustrated, InStyle, Time, Real Simple and Southern Living, as well as more than 50 diverse titles in the United Kingdom.

CONTACT

Jill Davison, 212-522-0105, Jill.Davison@timeinc.com

Emma Byrd, 212-522-5831, Emma.Byrd@timeinc.com